Exhibit 5.1

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

104 South Main Street / Ninth Floor / Greenville, South Carolina 29601

Tel: 864.250.2300 Fax: 864.232.2925

www.nelsonmullins.com

September 19, 2005

SCBT Financial Corporation

520 Gervais Street

Columbia, SC  29201

Re:              Registration Statement on Form S-4

Registration No. 333-127878

Gentlemen:

We have acted as counsel to SCBT Financial Corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of 564,387 shares (the “Shares”) of the Company’s common stock, par value $2.50 per share, to be exchanged for shares of common stock of Sun Bancshares, Inc. in connection with the Agreement and Plan of Merger between the Company and Sun Bancshares, Inc. dated as of July 21, 2005 (the “Merger Agreement”).  This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined corporate records, certificates of public officials, and other documents and records as we have deemed necessary for purposes of this opinion.  In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, and compliance with the applicable provisions of the securities or “blue sky” laws of the various states, the Shares, when certificates therefor have been duly executed, countersigned, registered, issued and delivered by the proper officers of the Company in accordance with the terms of the Registration Statement and the Merger Agreement, will be duly and validly issued, fully paid, and non-assessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement.  The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

This opinion is limited to the laws of the State of South Carolina and no opinion is expressed as to the laws of any other jurisdiction.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

By:	/s/ Neil E. Grayson	, a Partner

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